SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 April 29, 2003


                              KANSAS CITY SOUTHERN
               (Exact name of company as specified in its charter)


         DELAWARE                       1-4717                   44-0663509
----------------------------   ------------------------  -----------------------
(State or other jurisdiction   (Commission file number)        (IRS Employer
     of incorporation)                                    Identification Number)

                427 West 12th Street, Kansas City, Missouri 64105
               (Address of principal executive offices) (Zip Code)


                Company's telephone number, including area code:
                                (816) 983 - 1303


                                 Not Applicable
          (Former name or former address if changed since last report)

Item 7.  Financial Statements and Exhibits

(c) Exhibits

    Exhibit No.   Document
    (99)          Additional Exhibits

    99.1 Press Release issued by Kansas City Southern dated April 29, 2003 entitled, "Kansas City Southern Reports First Quarter 2003 Earnings," is attached hereto as Exhibit 99.1


    99.2          The following schedules are attached hereto as Exhibit
                  99.2 - Kansas City Southern Operating Statements, Kansas City Southern Railway Carloadings by Commodity, Kansas City Southern Consolidated Balance Sheets




Item 9. Regulation FD Disclosure (Results of Operations and Financial Condition under Item 12)

Kansas City Southern ("KCS" or "Company") is furnishing under Item 9 and Item 12 of this Current Report on Form 8-K the information included as Exhibit 99.1 and
Exhibit 99.2 of this report in accordance with interim procedures promulgated by the Securities and Exchange Commission in Release No. 33-8126. Exhibit 99.1 is the Company's press release, dated April 29, 2003, announcing KCS's first quarter 2003 earnings and operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's first quarter 2003 analyst presentation and conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2, is required by Item 12 of Form 8-K furnished  pursuant to
Item 9 and Item 12 and shall not be deemed to be  "filed"  for the  purposes  of
Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.


SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Kansas City Southern


Date: May 1, 2003                 By:         /s/  Louis G. Van Horn
                                        ----------------------------------------
                                                    Louis G. Van Horn
                                             Vice President and Comptroller
                                             (Principal Accounting Officer)

EXHIBIT 99.1



KANSAS CITY SOUTHERN                                               PRESS RELEASE
427 WEST 12TH STREET, KANSAS CITY, MISSOURI 64105               NYSE SYMBOL: KSU

         Date:             April 29, 2003

         Media Contract:   William H. Galligan, 816/983-1551 or
                           william.h.galligan@kcsr.com


            Kansas City Southern Reports First Quarter 2003 Earnings

Earnings Analysis & Commentary
Kansas City Southern ("KCS" or "Company") reported a $1.9 million increase in net income to $13.6 million (22(cent) per diluted share) for the first quarter of 2003 compared to $11.7 million (19(cent) per diluted share) for the first quarter of 2002. Net income for the first quarter of 2003 included a one-time favorable benefit of $8.9 million (net of income taxes) relating to the cumulative effect arising from a required change in the method of accounting for removal costs of certain track structure assets. First quarter 2003 results also included a $5.2 million decline in income tax expense and a $2.1 million increase in equity in net earnings from the Company's investment in Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM") compared to the first quarter of 2002. These positive factors were offset by a $6.6 million decline in operating income, a $3.1 million decrease in other income and a $0.2 million increase in interest expense quarter to quarter. Additionally, during the first quarter of 2002, KCS recorded a $4.4 million gain on the sale to TFM, S.A. de C.V. ("TFM") of the Company's ownership interest in Mexrail, Inc. ("Mexrail"- a former 49% owned unconsolidated affiliate). Mexrail wholly owns the Texas Mexican Railway Company (Tex-Mex).



Diluted earnings per share information 1 is as follows:
                                                                                      First Quarter
                                                                               -------------------------
                                                                                  2003           2002
                                                                               -----------    ----------

    U.S. operations                                                            $    0.03      $   0.18
    Grupo TFM and PCRC (including allocated interest)                               0.05          0.01
                                                                               -----------    ----------
          Income before cumulative effect of accounting change                      0.08          0.19
    Cumulative effect of accounting change, net of income tax                       0.14            -
                                                                               -----------    ----------
          Total diluted earnings per share                                     $    0.22      $   0.19
                                                                               -----------    ----------


Consolidated operating income was $6.8 million for the first quarter of 2003 compared to $13.4 million for the first quarter of 2002. This $6.6 million decline resulted from a $3.7 million reduction in revenues and a $2.9 increase


----------------------------------
1 The components of the diluted earnings per share information include measurements that are not presented under accounting principles generally accepted in the United States of America ("U.S. GAAP"). This presentation includes an internal allocation of interest expense from U.S. operations to Grupo TFM. Management believes this interest expense allocation results in a more accurate reflection of the diluted earnings per share relating to the contribution of Grupo TFM to the consolidated net income of KCS. The interest expense allocation is based upon the initial amount of capital invested by KCS in Grupo TFM and is calculated utilizing a blended interest rate applicable to the Company's indebtedness composition. This measurement is presented to provide the reader of these financial statements with a better understanding of the impact of financing costs on the earnings per share related to KCS's investment in Grupo TFM. The nearest GAAP measurement is included in the consolidated statements of income included in this press release.

in costs and expenses quarter to quarter. During the first quarter of 2003, revenues from the Company's principal operating subsidiary, The Kansas City Southern Railway Company ("KCSR") declined $2.9 million compared to the first quarter of 2002. Revenues from other subsidiaries were approximately $0.8 million lower quarter to quarter due to lower demand.

Revenues for certain commodity groups at KCSR, including paper and forest products, certain chemical products and intermodal traffic continued to improve during the first quarter of 2003. Paper and forest product revenues increased $1.9 million quarter to quarter due to continued strength in the housing market and strong demand from paper mills served by KCSR. Chemical revenues increased due to certain plant expansions and new business and intermodal traffic increased approximately $0.9 million quarter to quarter. In addition, other KCSR revenues were approximately $1.6 million higher quarter to quarter due mostly to an increase in demurrage (rail car retention) revenue. These improvements, however, were offset by declines for coal, automotive and plastic revenues, which on a combined basis dropped $8.0 million quarter to quarter. Coal revenues declined $4.5 million due in part to the loss of certain business resulting from the expiration of a contract in the second quarter of 2002. Also contributing to lower coal revenues in the first quarter of 2003 was the impact of scheduled maintenance outages at several of KCSR's electric utility customers, which by comparison, were longer in duration than the maintenance outages in the first quarter of 2002. In addition, most of the utilities served by KCSR were building inventory last year but reducing inventory in the first quarter of this year. Automotive revenues declined $2.3 million due to the loss of certain traffic in May 2002.

First quarter 2003 consolidated costs and expenses increased $2.9 million compared to first quarter of 2002 due primarily to higher expenses for fuel, purchased services and depreciation. The most significant factor was higher fuel costs, which rose $3.3 million quarter to quarter due to a 42% increase in the average price per gallon arising from market conditions partially offset by a 6% reduction in fuel usage. Purchased services increased $1.1 million quarter to quarter and depreciation expense was $1.0 million higher due to the implementation of the Company's transportation operating platform, Management Control System ("MCS") in the third quarter of 2002. These costs were partially offset by dramatic improvements in car hire, which declined $3.0 million, or 58%, quarter to quarter due to the reduction of third party cars on KCSR's rail lines coupled with improvements in fleet utilization, which reduced utilization lease payments. This improvement is a direct benefit of the implementation of MCS, which has enhanced the effectiveness of KCSR's operations management. The Company's consolidated operating ratio was 95.1% for the first quarter of 2003 compared to 90.7% for the same period last year.

Equity in earnings from Grupo TFM increased approximately $2.1 million quarter to quarter. This increase included the impact of the Company's increased ownership of Grupo TFM to 46.6% from 36.9%, which the Company obtained indirectly through the purchase by TFM of the Mexican government's former 24.6% ownership of Grupo TFM in July 2002. Grupo TFM's first quarter 2003 revenues declined approximately 1% and operating expenses were approximately 1% higher compared to the first quarter of 2002. First quarter 2003 results for Grupo TFM include a $23.0 million deferred income tax benefit (calculated under accounting principles generally accepted in the United States of America -"U.S. GAAP") compared to a deferred income tax benefit of $5.3 million in the first quarter of 2002. This variance was caused by fluctuations in the peso exchange rate and benefits derived from the impact of inflation on net operating losses in Mexico. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

Other income declined approximately $3.1 million quarter to quarter primarily as a result of higher gains recorded on the sales of property in the first quarter of 2002.

Comments from the Chairman
Michael R. Haverty, KCS Chairman, President and Chief Executive Officer said, "We have been encouraged by signs of economic growth in certain commodity segments during the first three months of 2003. Overall revenues, however, continued to be unfavorably impacted by the uncertain economy while first quarter operating expenses were negatively affected, primarily by higher fuel costs. The MCS system, however, is now operating effectively and management expects that, as the Company moves forward through 2003, we will experience increased accessorial revenues and a reduction in costs, as evidenced by reduced car hire expense this quarter, as operating personnel move further down the learning curve and are better able to leverage the benefits of this system.

Grupo TFM continues to be one of the rail transportation leaders in North America and the most profitable segment of our business. We are very excited about the long-term growth prospects of this rail franchise as evidenced by the recent announcement to place KCSR, Tex Mex and TFM under the common control of a single transportation holding company, NAFTA Rail. We believe that by placing these three railroads together under common control, competition will be enhanced and shippers in the NAFTA trade corridor will have a strong transportation alternative as they make their decisions to move goods between the United States, Mexico and Canada. KCS already owns KCSR and has significant investments in Tex-Mex and TFM, so this is just a natural business progression offering KCS and Grupo TMM shareholders greater value through the operating efficiencies that will come from common ownership and control.

As we look to the remainder of 2003, KCSR management will be focused on improving its domestic operating results. KCS will also be strategically focused on the transaction to place KCSR, Tex-Mex and TFM under common control in order to realize the shareholder value that this transaction is expected to provide. 2003 is shaping up to be a year filled with great opportunities and we look forward to capitalizing on these opportunities."


KCS is comprised of, among others, The Kansas City Southern Railway Company ("KCSR") and equity investments in Grupo TFM, Southern Capital Corporation ("Southern Capital") and Panama Canal Railway Company ("PCRC").

This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in a Current Report on Form 8-K dated December 11, 2001 filed by the Company with the Securities and Exchange Commission ("SEC") (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.


                        (Financial Information Attached)


                                           KANSAS CITY SOUTHERN
                                   CONSOLIDATED STATEMENTS OF INCOME
                             (dollars in millions, except per share data)
                                             (Unaudited)

                                                                                       Three Months
                                                                                     Ended March 31,

                                                                            -----------------------------------
                                                                                 2003                 2002
                                                                            --------------       --------------
Revenues                                                                        $   140.2            $   143.9

Costs and expenses                                                                  117.5                115.6
Depreciation and amortization                                                        15.9                 14.9
                                                                            --------------       --------------
Operating income                                                                      6.8                 13.4
Equity in net earnings of unconsolidated affiliates:
    Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (preliminary)             6.9                  4.8
    Other                                                                             0.1                  0.1
Gain on sale of Mexrail, Inc.                                                           -                  4.4
Interest expense                                                                    (11.5)               (11.3)
Other income                                                                          1.3                  4.4
                                                                            --------------       --------------
Income before income taxes and cumulative effect of accounting change                 3.6                 15.8
Income tax provision (benefit)                                                       (1.1)                 4.1
                                                                            --------------       --------------
Income before cumulative effect of accounting change                            $     4.7            $    11.7
Cumulative effect of accounting change, net of income taxes                           8.9                    -
                                                                            --------------       --------------
Net Income                                                                      $    13.6            $    11.7
                                                                            ==============       ==============



Per Share Data:


Basic Weighted Average Common shares outstanding (in thousands)                    61,427               59,777

Basic Earnings per Common share
       Income before cumulative effect of accounting change                     $    0.08            $    0.20
       Cumulative effect of accounting change                                        0.14                    -
                                                                            --------------       --------------

Net Income                                                                      $    0.22            $    0.20
                                                                            ==============       ==============


Diluted Weighted Average Common shares outstanding (in thousands)                  62,863               61,842

Diluted Earnings per Common share
       Income before cumulative effect of accounting change                     $    0.08            $    0.19
       Cumulative effect of accounting change                                        0.14                    -
                                                                            --------------       --------------
Net Income                                                                      $    0.22            $    0.19
                                                                            ==============       ==============



                                                                               PRELIMINARY

 GRUPO TRANSPORTACION FERROVIARIA MEXICANA
 CONSOLIDATED INCOME STATEMENT
 U.S. GAAP BASIS
 ($ in Thousands)
                                                        Three Months Ended March 31,
                                                         2003                  2002
                                                         ----                  ----

 OPERATING REVENUE                                      $     168,524         $     170,783

 OPERATING EXPENSES                                           136,737               135,013
                                                 -------------------------------------------

 OPERATING PROFIT                                              31,787                35,770

 INTEREST EXPENSE                                             (27,482)              (19,297)
 EXCHANGE GAIN/(LOSS)                                          (5,064)                  815
 OTHER INCOME (EXPENSE)                                        (3,561)               (4,252)
                                                 -------------------------------------------
 PRE TAX INCOME                                                (4,320)               13,036

 INCOME TAX PROVISION (BENEFIT)                               (23,003)               (5,252)
                                                 -------------------------------------------
 INCOME BEFORE MINORITY INTEREST                               18,683                18,288

 MINORITY INTEREST                                             (3,685)               (3,822)
                                                 -------------------------------------------
 NET INCOME                                             $      14,998         $      14,466
                                                 ===========================================


 U.S. GAAP OPERATING RATIO                                     81.14%                79.06%
                                                 -------------------------------------------

 KCS EQUITY IN NET EARNINGS OF GRUPO TFM                $       6,896         $       4,806

 LESS: ALLOCATION OF INTEREST                                  (3,769)               (3,505)

 ADJUSTED CONTRIBUTION TO NET INCOME OF KCS 2           $       3,127         $       1,301


-----------------------------------
2 This schedule includes a measurement that is not presented under U.S. GAAP. The adjusted contribution of Grupo TFM to the net income of KCS includes an internal allocation of interest expense applied against the equity in net earnings of the Company's investment in Grupo TFM. Management believes this interest expense allocation results in a more accurate reflection of the contribution of Grupo TFM to the consolidated net income of KCS. The interest expense allocation is based upon the initial amount of capital invested by KCS in Grupo TFM and is calculated utilizing a blended interest rate applicable to the Company's indebtedness composition. This measurement is presented to provide the reader of these financial statements with a better understanding of the impact of financing costs on the contribution of Grupo TFM to the consolidated net income of KCS. The nearest GAAP measurement is included in the consolidated statements of income included in this press release.

EXHIBIT 99.2

  Kansas City Southern
  Operating Statements
  Dollars in Millions


                                                  First Quarter            First Quarter                   Year Ended
                                                      2003                      2002                          2002
                                              ----------------------    ---------------------         ---------------------
  Revenues
      Freight Revenue                                 $        89.1            $        88.3                 $       360.1
      Intermodal and Automotive Revenue                        13.5                     15.0                          59.9
      Unit Coal Revenue                                        24.3                     28.3                          98.7
      Haulage Revenue                                           2.5                      2.4                          10.0
      Other Revenue                                            10.8                      9.9                          37.5
                                              ----------------------    ---------------------         ---------------------
        Total Revenues                                        140.2                    143.9                         566.2
                                              ----------------------    ---------------------         ---------------------

  Operating Expenses
      Compensation                                             34.6                     34.3                         137.1
      Fringe Benefits                                          15.9                     15.1                          60.7
      Fuel                                                     12.8                      9.5                          38.4
      Material and Supplies                                     7.4                      8.4                          29.1
      Car Hire                                                  2.2                      5.2                          19.7
      Purchased Services                                       15.1                     14.0                          59.6
      Casualties & Insurance                                    8.1                      7.9                          25.2
      Other                                                     3.6                      3.7                          20.1
                                              ----------------------    ---------------------         ---------------------
        Net Operating Expenses                                 99.7                     98.1                         389.9
                                              ----------------------    ---------------------         ---------------------

  Fixed Expenses
      Leases, Net                                              14.3                     13.5                          55.0
      Depreciation                                             15.9                     14.9                          61.4
      Taxes (Other Than Income)                                 3.5                      4.0                          11.9
                                              ----------------------    ---------------------         ---------------------
        Total Fixed Expenses                                   33.7                     32.4                         128.3
                                              ----------------------    ---------------------         ---------------------
      Total Expenses                                          133.4                    130.5                         518.2
                                              ----------------------    ---------------------         ---------------------

  Operating Income                                    $         6.8            $        13.4                 $        48.0
                                              ======================    =====================         =====================


  Note:
  Certain prior year amounts have been reclassified to conform to the current year presentation.

Kansas City Southern Railway
Carloadings By Commodity - Year to Date March 31, 2003
Dollars in Thousands


              Carloadings                                                                           Revenue

             Year to Date                                                                        Year to Date
--------------------------------------------                                          ----------------------------------------
                                      %                                                                                 %
    2003               2002         Change                                               2003           2002          Change
-------------     ------------   -----------                                          ----------     -----------   -----------

                                                     Coal
      46,480           57,592        (19.3)%            Unit Coal                     $  23,891        $  28,281      (15.5)%
         658              881        (25.3)%            Other Coal                          342              459      (25.5)%
-------------     ------------                                                        ----------     ------------
      47,138           58,473        (19.4)%                        Total                24,233           28,740      (15.7)%
-------------     ------------                                                        ----------     ------------

                                                     Chemical & Petroleum Products
       1,414            1,821        (22.4)%            Agri Chemicals                      953            1,404      (32.1)%
       3,664            3,240         13.1%             Gases                             3,563            3,119       14.2%
       5,307            5,414         (2.0)%            Organic                           5,430            5,424        0.1%
       5,634            4,864         15.8%             Inorganic                         5,823            5,158       12.9%
      14,440           13,087         10.3%             Petroleum                         9,465            9,650       (1.9)%
       5,552            7,454        (25.5)%            Plastics                          5,919            7,116      (16.8)%
-------------     ------------                                                        ----------     ------------
      36,011           35,880          0.4%                         Total                31,153           31,871       (2.3)%
-------------     ------------                                                        ----------     ------------

                                                     Agriculture and Minerals
      11,291           12,124         (6.9)%            Domestic Grain                    8,673            9,136       (5.1)%
       5,278            4,915          7.4%             Export Grain                      4,390            4,153        5.7%
       7,615            7,283          4.6%             Food Products                     6,112            6,222       (1.8)%
       5,678            5,056         12.3%             Ores and Minerals                 3,172            2,828       12.2%
       3,583            3,662         (2.2)%            Stone, Clay & Glass               2,769            2,812       (1.5)%
-------------     ------------                                                        ----------     ------------
      33,445           33,040          1.2%                         Total                25,116           25,151       (0.1)%
-------------     ------------                                                        ----------     ------------

                                                     Paper & Forest Products
      22,685           20,569         10.3%             Pulp/Paper                       17,206           15,153       13.5%
       1,694            1,543          9.8%             Scrap Paper                       1,025              897       14.3%
       7,159            8,786        (18.5)%            Pulpwood/Logchips                 3,354            3,699       (9.3)%
       6,991            6,798          2.8%             Lumber/Plywood                    6,719            6,115        9.9%
       4,648            4,249          9.4%             Metal/Scrap                       3,569            3,466        3.0%
       1,621            1,888        (14.1)%            Military/Other Carloads           2,010            2,606      (22.9)%
-------------     ------------                                                        ----------     ------------
      44,798           43,833          2.2%                         Total                33,883           31,936        6.1%
-------------     ------------                                                        ----------     ------------

                                                     Intermodal & Automotive
       1,395            5,771        (75.8)%            Automotive                        1,156            3,505      (67.0)%
      70,389           63,711         10.5%             Intermodal                       12,357           11,459        7.8%
-------------     ------------                                                        ----------     ------------
      71,784           69,482          3.3%                         Total                13,513           14,964       (9.7)%
-------------     ------------                                                        ----------     ------------

     233,176          240,708         (3.1)%         TOTAL FOR BUSINESS UNITS           127,898          132,662       (3.6)%

       7,675            5,781         32.8%          Haulage                              2,487            2,442        1.8%

        (817)          (2,062)        60.4%          Adjustments                         (1,025)          (1,265)      19.0%
-------------     ------------                                                        ----------     ------------
     240,034          244,427         (1.8)%                        TOTAL             $ 129,360        $ 133,839       (3.3)%
=============     ============                                                        ==========     ============



Note:
Certain prior year amounts have been reclassified to conform to the current year presentation.

Kansas City Southern
Consolidated Balance Sheets                                       Preliminary


                                         March 31, 2003       December 31, 2002
                                        ----------------       ---------------
                                           (Unaudited)
Assets
  Cash                                       $     64.0            $      9.0
  Accounts receivable                             108.8                 118.5
  Inventories                                      36.3                  34.2
  Other current assets                             20.8                  44.5
                                        ----------------       ---------------
     Total current assets                         229.9                 216.2

  Investments                                     430.3                 423.1
  Properties, net of depreciation               1,339.8               1,337.4
  Other assets                                     29.3                  32.1
                                        ----------------       ---------------

      Total assets                           $  2,029.3            $  2,008.8
                                        ================       ===============

Liabilities and Stockholders' Equity
  Current portion of long-term debt          $     10.0            $     10.0
  Accounts payable                                 44.1                  47.7
  Accrued liabilities                             135.7                 128.6
                                        ----------------       ---------------
     Total current liabilities                    189.8                 186.3

  Long-term debt                                  571.7                 572.6
  Deferred income taxes                           392.4                 392.8
  Other                                           103.7                 104.2
  Stockholders' equity                            771.7                 752.9
                                        ----------------       ---------------
    Total liabilities and
      stockholders' equity                   $  2,029.3            $  2,008.8
                                        ================       ===============